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                                                                     EXHIBIT 3.4
                                                                     -----------

                             CERTIFICATE OF MERGER

                                      OF

                            FLUID MANAGEMENT, INC.

                                     INTO

                                ENVIROGEN, INC.

                                    *******


     ENVIROGEN, INC. hereby certifies that:

     (1) The name and state of incorporation of each of the constituent corporations of the merger are:

          (a) Fluid Management, Inc., a Wisconsin corporation ("FMI"); and

          (b) Envirogen, Inc., a Delaware corporation ("Envirogen").

     (2) An Agreement and Plan of Merger dated January 14, 1997 among FMI, Envirogen and William C. Smith, Douglas W. Jacobson, Gary W. Hawk and Richard W. Schowengerdt (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by Envirogen and by FMI in accordance with the provisions of Section 252(c) of the General Corporation Law of the State of Delaware.

     (3) The name of the surviving corporation of the merger is Envirogen, Inc. (the "Surviving Corporation")

     (4) The Certificate of Incorporation of Envirogen shall be amended so that the Article Fourth shall be amended and restated in its entirety as follows:

          "FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue is 52,000,000 shares, divided into two classes, one class consisting of 50,000,000 shares of common stock, par value $.01 per share, and the other class consisting of 2,000,000 shares of preferred stock, par value $.01 per share.

          The Board of Directors of the Corporation is hereby expressly authorized, at any time and from time to time, to divide the preferred stock into one or more
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          series, to issue from time to time in whole or in part the stock of any such series, and in the resolution or resolutions providing for the issue of stock of a series to fix and determine the dividend rates, voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, redemption rights, restrictions and special or relative rights of the series that may be desired.

          Except for and subject to the rights expressly granted to the holders of preferred stock or any series thereof, pursuant to the authority hereby vested in the Board of Directors, and except as may be provided by the laws of the State of Delaware, the holders of common stock shall have exclusively the rights of stockholders."

The Certificate of Incorporation of Envirogen, as so amended, as in effect immediately prior to the date hereof shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

     (5) The executed Merger Agreement is on file at an office of the Surviving Corporation located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648.

     (6) A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of FMI or Envirogen.

     (7) The authorized capital stock of FMI is 560,000 shares of common stock, par value $.10 per share.


     IN WITNESS WHEREOF, Envirogen, Inc. has caused this Certificate of Merger to be signed by Harch S. Gill, its President, on ____________________, 1997.


                                    ENVIROGEN, INC.

                                    By:________________________________
                                      Harch S. Gill
                                      President